Exhibit 3.1

                            CERTIFICATE OF AMENDMENT

                                       OF

                          CERTIFICATE OF INCORPORATION

                                       OF

                           CORNICHE GROUP INCORPORATED

               (Under Section 242 of the General Corporation Law)

      The undersigned, being the President and Secretary of Corniche Group Incorporated, a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), do hereby amend and certify as follows:

      1. The name of the Corporation is Corniche Group Incorporated.

      2. The Certificate of Incorporation of the Corporation is hereby amended to effect the following amendments which were set forth in a resolution adopted by the board of directors and adopted by the holders of a majority of the outstanding shares of common stock of the Corporation entitled to vote thereon, in accordance with the provisions of Section 242 of the Delaware General Corporation Law: (a) to change the name of the Corporation and (b) to increase the number of authorized shares of Common Stock.

      3. To accomplish the first of the foregoing amendments, Article First of the Certificate of Incorporation is hereby amended to change the name of the corporation as follows: "The name of the Corporation is PHASE III MEDICAL INC."

      4. To accomplish the second of the foregoing amendments, the first paragraph of Article Fourth of the Certificate of Incorporation, as amended, is restated in its entirety as follows :

      FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is TWO HUNDRED FIFTY FIVE MILLION (255,000,000) shares consisting of (i) Two Hundred Fifty Million (250,000,000) shares of Common Stock of the par value of $.001 per share and (ii) Five Million (5,000,000) shares of Preferred Stock of the par value of $.01 per share.


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      IN WITNESS  WHEREOF,  the undersigned  being a duly elected officer of the
Corporation, has executed this Certificate of Amendment and affirms the statements herein contained on this 24th day of July, 2003.

                                 CORNICHE GROUP INCORPORATED

                                 By: /s/ Mark Weinreb
                                     -------------------------------------
                                     Mark Weinreb, President and Secretary